CONSENT OF DECHERT LLP
We hereby consent to the reference to our firm under the headings “General Information—Other Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each comprising a part of Post-Effective Amendment No. 2,647 to the Form N-1A Registration Statement of VanEck Vectors ETF Trust, File No. 333-123257. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP
New York, New York
August 26, 2019